Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES YEAR-END 2014 RESULTS AND 2015 OUTLOOK
DALLAS, January 23, 2015-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2014 results and provided its 2015 outlook and related key planning assumptions.
Executive Summary

•	Fourth quarter 2014 net sales of $4.8 billion decreased 1 percent compared to the year-ago period. Organic sales rose 3 percent, including a 7 percent increase in K-C International.

•
Diluted net income per share for the fourth quarter was a loss of $0.22 in 2014, driven by a balance sheet remeasurement charge in Venezuela, and income of $1.40 in 2013. Full-year diluted net income per share was $4.04 in 2014 and $5.53 in 2013.

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Fourth quarter adjusted earnings per share from continuing operations were $1.35 in 2014 compared to $1.30 in the prior year. Performance benefited from organic sales growth, cost savings, reduced marketing, research and general expenses and a lower share count. Comparisons were negatively impacted by unfavorable foreign currency exchange rate effects, input cost inflation and lower net income from equity companies. Adjusted earnings per share in both years exclude certain items described later in this news release.

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Full-year adjusted earnings per share from continuing operations were $5.51 in 2014 compared to $5.24 in 2013 and the company’s previous guidance of $5.46 to $5.56. Including earnings from the company’s health care business (discontinued operations) that was spun off at the end of October 2014, full-year adjusted earnings per share were $6.01 in 2014 compared to the company’s previous guidance of $5.93 to $6.03.

•
On December 31, 2014, the company moved from measuring results in Venezuela at the official exchange rate of 6.3 bolivars per U.S. dollar to using the government’s SICAD II floating exchange rate. As a result, the company recorded a non-deductible charge of $462 million for the remeasurement of its December 31, 2014 bolivar-denominated net monetary assets.

•
Full-year adjusted earnings per share in 2015 are expected to be $5.60 to $5.80, up 2 to 5 percent versus 2014 adjusted earnings per share from continuing operations. The outlook reflects expectations for 3 to 5 percent organic sales growth, substantial cost savings, modest commodity cost deflation and significantly unfavorable foreign currency exchange rates, including the ongoing impact of the currency rate change in Venezuela.

Chairman and Chief Executive Officer Thomas J. Falk said, “In 2014, we met our top- and bottom-line growth commitments and made strategic changes to further improve our company. We delivered mid-single digit growth in organic sales and adjusted earnings per share from continuing operations. We generated $320 million in FORCE cost savings and returned $3.3 billion to shareholders through dividends and share repurchases. In addition, we spun off our health care business, initiated an organization restructuring and completed our European strategic changes. I’m encouraged with our execution in a challenging environment.”
Falk added, “Although the environment has become much more volatile recently, we will continue to execute our Global Business Plan strategies and focus on the fundamentals that create shareholder value. In 2015, we will leverage our brands, growth initiatives, innovations and marketing investments to drive organic top-line growth. We will also continue to manage our company with financial discipline, with a strong focus on cost savings, cash flow and allocating capital in shareholder-friendly ways. And while we expect significant currency headwinds, we remain optimistic about our future and our prospects to generate attractive returns to shareholders.”
Fourth Quarter 2014 Operating Results
Sales of $4.8 billion in the fourth quarter of 2014 were down 1 percent compared to the year-ago period. Organic sales rose 3 percent, with net selling prices up 2 percent and volumes up 1 percent. Changes in foreign currency exchange rates reduced sales by 4 percent.
Operating profit was $158 million in the fourth quarter of 2014 and $745 million in 2013. Adjusted operating profit was $769 million in the fourth quarter of 2014 compared to $759 million in the year-ago period. Adjusted results in 2014 exclude the $462 million charge for the balance sheet remeasurement in Venezuela, $133 million of 2014 Organization Restructuring costs, $20 million of restructuring costs for European strategic changes and $4 million of income related to an updated assessment regarding a regulatory dispute in the Middle East. Adjusted results in 2013 exclude $14 million of restructuring costs for European strategic changes.
The year-over-year adjusted operating profit comparison benefited from organic sales growth and $90 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Total marketing, research and general expenses were down versus prior-year levels, including lower administrative and advertising spending. Input costs increased $55 million overall, with $30 million of increased costs for raw materials other than fiber, $15 million of higher fiber costs and $10 million of increased distribution costs. Other manufacturing-related costs also increased versus the year-ago period. Foreign currency translation effects, as a result of the weakening of several currencies relative to the U.S. dollar, reduced operating profit by $30 million. Currency transaction effects also negatively impacted the operating profit comparison. On an adjusted basis, other (income) and expense, net was expense of $7 million in the fourth quarter of 2014 compared to $9 million of income in 2013.
The fourth quarter adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share, was 30.5 percent in 2014 and 31.9 percent in 2013.

Kimberly-Clark's share of net income of equity companies in the fourth quarter was $33 million in 2014 and $48 million in 2013. At Kimberly-Clark de Mexico, S.A.B., results were negatively impacted by input cost increases and a weaker Mexican peso, partially offset by organic sales growth and cost savings.
Venezuela Update
Given increased uncertainty and lack of liquidity in Venezuela, the company has determined that the government’s SICAD II floating exchange rate, which most recently was approximately 50 bolivars per U.S. dollar, is the appropriate rate to use to measure results instead of the official exchange rate of 6.3 bolivars per U.S. dollar.
As a result of this change, the company recorded a non-deductible charge of $462 million in the fourth quarter of 2014 for the remeasurement of its December 31, 2014 bolivar-denominated net monetary assets. Kimberly-Clark will also use the SICAD II exchange rate to translate local currency income statements into U.S. dollars beginning in January 2015. Based on the recent SICAD II exchange rate, this change is expected to reduce total company sales and adjusted operating profit in 2015 by approximately 3 and 4 percent, respectively.
Kimberly-Clark continues to import raw materials and finished goods when foreign exchange is received in order to manufacture and sell products in Venezuela.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter of 2014 was $590 million compared to $945 million in 2013. The decrease was driven by higher tax payments and lower cash earnings. Cash provided by operations for the full year was $2,845 million in 2014 and $3,040 million in 2013. The decrease was driven by higher tax payments and transaction costs for the health care spin-off, partially offset by lower payments for restructuring actions. Capital spending for the fourth quarter was $309 million in 2014 and $256 million in 2013. Full-year 2014 spending was $1,039 million, consistent with company expectations for spending toward the low end of the $1.0 to $1.2 billion target range.
Fourth quarter 2014 share repurchases were 7.6 million shares at a cost of $869 million. Full-year 2014 share repurchases totaled 18.0 million shares at a cost of $2.0 billion, including approximately $0.6 billion as a result of a one-time cash payment from Halyard Health in conjunction with the health care spin-off. Total debt and redeemable securities was $7.0 billion at the end of 2014 and $6.3 billion at the end of 2013.
Fourth Quarter 2014 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.3 billion decreased 1 percent. Currency rates were unfavorable by 5 percent, while net selling prices rose 4 percent. Fourth quarter operating profit of $410 million increased 3 percent. The comparison benefited from organic sales growth and cost savings, partially offset by unfavorable effects from changes in currency rates, input cost inflation and higher manufacturing-related costs.

Sales in North America decreased 2 percent. Volumes were down 2 percent and currency was unfavorable 1 percent, while net selling prices were up slightly. Huggies baby wipes volumes rose double-digits, including benefits from market share gains. Adult care volumes were similar to year-ago levels and feminine care volumes were down low-single digits. Child care volumes were off high-single digits, driven by lower Pull-Ups training pants volumes. Huggies diaper volumes were off 10 percent compared to mid-single digit growth in the year-ago period and were impacted by market share declines and competitive promotional activity.
Sales in K-C International were even with year-ago levels, including a 9 point negative impact from changes in currency rates. Net selling prices increased 7 percent, volumes improved 1 percent and product mix was slightly favorable. The higher net selling prices were driven by increases in Latin America and Eastern Europe in response to weaker currency rates and cost inflation. The volume increase included gains in Argentina, China, Eastern Europe, South Korea and Vietnam. Volumes fell significantly in Venezuela, and were also down in Brazil, where comparisons were impacted by recent selling price increases and strong growth in the base period.
Sales in Europe decreased 9 percent. Currency rates were unfavorable by 5 percent and lower sales in conjunction with European strategic changes reduced sales by 3 percent. Organic volumes were down 1 percent.
Consumer Tissue Segment
Fourth quarter sales of $1.6 billion decreased 3 percent. Currency rates were unfavorable by 3 percent. The combined impact of changes in net selling prices and product mix added 1 point to sales, while volumes fell 1 percent. Fourth quarter operating profit of $280 million increased 2 percent. The comparison benefited from cost savings and lower marketing, research and general expenses, mostly offset by unfavorable currencies, input cost inflation and lower production volumes in 2014.
Sales in North America were off 1 percent. Changes in net selling prices and product mix reduced sales by 3 percent. Volumes increased 2 percent, driven by growth in Kleenex facial tissue.
Sales in K-C International decreased 3 percent, including a 6 point negative impact from currency rates. Net selling prices increased 4 percent and product mix improved 1 percent, while volumes fell 2 percent.
Sales in Europe decreased 8 percent, including a 4 point drag from currency rates. Volumes fell 5 percent compared to mid-single digit growth in the prior year, while changes in net selling prices and product mix benefited sales by 2 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.9 billion increased 1 percent. Volumes rose 5 percent, while changes in currency rates reduced sales 4 percent. Fourth quarter operating profit of $151 million increased 2 percent. The comparison benefited from volume growth and cost savings, mostly offset by input cost inflation and unfavorable currency effects.

Sales in North America increased 1 percent. Volumes increased 4 percent, driven by gains in safety products, wipers and other categories, partially offset by declines in washroom products. Overall changes in net selling prices and product mix reduced sales by 2 percent and currency was slightly unfavorable. Sales in K-C International increased 3 percent despite a 6 point drag from currency rates. Volumes rose 5 percent and changes in net selling prices and product mix added 4 points of growth. The organic growth was driven by increases in Latin America and Asia.
Sales in Europe were down 1 percent, including an 8 point negative impact from currency rates. Sales volumes increased 6 percent, driven by growth in washroom and safety products.
Full-Year 2014 Results
Sales of $19.7 billion increased 1 percent compared to the year-ago period. Organic sales rose 4 percent, with volumes and net selling prices each up 2 percent. Foreign currency exchange rates were unfavorable by 2 percent and lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 1 percent.
Operating profit was $2,521 million in 2014 and $2,903 million in 2013. Adjusted operating profit of $3,184 million in 2014 increased 5 percent compared to $3,020 million in 2013. Adjusted operating profit comparisons benefited from organic sales growth, FORCE cost savings of $320 million and $30 million of savings from pulp and tissue restructuring actions. Total marketing, research and general expenses were down versus prior-year levels, driven by lower administrative costs. Input costs were $240 million higher overall versus 2013. Foreign currency translation effects reduced operating profit by $75 million and currency transaction effects also negatively impacted the operating profit comparison.
Adjusted earnings per share from continuing operations of $5.51 in 2014 increased 5 percent versus $5.24 in 2013. The increase was primarily due to higher adjusted operating profit and a lower share count, partially offset by lower equity income.
2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be $130 to $160 million after tax ($190 to $230 million pre-tax). Cumulative pre-tax savings from the restructuring are expected to be $120 to $140 million by the end of 2017. Fourth quarter 2014 restructuring costs were $95 million after tax ($133 million pre-tax) and savings were $5 million.
Western and Central European Businesses Strategic Changes
In October 2012, Kimberly-Clark initiated strategic changes to its Western and Central European businesses, including the exit of the diaper category, with the exception of the Italian market, divestiture or exit of some lower-margin businesses in certain markets, and streamlining of its manufacturing footprint and administrative organization. The changes were completed at the end of 2014. Fourth quarter 2014 restructuring costs were $18 million after tax ($20 million pre-tax), bringing cumulative costs to $338 million after tax ($413 million pre-tax).
2015 Outlook and Key Planning Assumptions
The company’s key planning and guidance assumptions for 2015 are as follows:

•	Net sales decrease of 3 to 6 percent.

•	Organic sales growth of 3 to 5 percent, with volumes up 2 to 3 percent and changes in net selling prices and product mix, combined, up an additional 1 to 2 percent.

•	Negative foreign currency exchange rate impact of 8 to 9 percent, including an approximate 3 point impact from the move to using the SICAD II exchange rate in Venezuela.

•	Adjusted operating profit growth of 1 to 4 percent.

•	Cost savings of at least $300 million from the company’s FORCE program.

•	Savings of $60 to $80 million from the 2014 Organization Restructuring.

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Foreign currency translation effects are expected to negatively impact operating profit growth by 9 to 10 percent, including an approximate 4 point drag from the exchange rate change in Venezuela. Currency transaction effects are also anticipated to negatively impact comparisons.

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Deflation in key cost inputs of $0 to $150 million. The company is assuming North American market prices of $840 to $870 per metric ton for eucalyptus pulp, $50 to $60 per barrel for oil and $3.00 to $3.50 per MMBTU for natural gas. Oil-based costs are expected to be down year-on-year, although less than the anticipated decline in oil prices. Fiber costs are anticipated to be similar to or up slightly year-on-year. Inflation is expected for input costs in some international markets.

•	Advertising spending is expected to increase somewhat as a percent of net sales to support targeted growth initiatives, brand building and innovation activities.

•	Net income from equity companies is expected to be down somewhat compared to the prior year due to lower earnings at K-C de Mexico, driven by a weaker Mexican peso.

•	Net income attributable to noncontrolling interests should decline year-on-year, driven by the redemption of $0.5 billion of preferred securities in December 2014.

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Adjusted effective tax rate between 31.5 and 33.5 percent in 2015 compared to 30.7 percent in 2014. A portion of the expected increase is related to the previously-mentioned preferred securities redemption.

•	Adjusted earnings per share of $5.60 to $5.80, up 2 to 5 percent compared to adjusted earnings per share from continuing operations of $5.51 in 2014.

•	Capital spending of $950 to $1,050 million.

•	Defined benefit pension plan contributions up to $100 million.

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Dividend expected to increase mid-single digits, subject to approval by the Board of Directors. The anticipated increase is generally consistent with 2014 growth in adjusted earnings per share from continuing operations of 5 percent.

•	Share repurchases are expected to total $0.8 to $1.0 billion, subject to market conditions.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share (including continuing and discontinued operations)

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

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Balance sheet remeasurement charge due to the exchange rate change in Venezuela. In the fourth quarter of 2014, the company recorded a non-deductible charge for the remeasurement of the local currency-denominated balance sheet in Venezuela as a result of the decision to use the SICAD II exchange rate to measure results instead of the official exchange rate of 6.3 bolivars per U.S. dollar.

•
Transaction and related costs for the company’s spin-off of its health care business (Halyard Health). The company incurred incremental costs to evaluate, plan and execute the spin-off that was effective at the end of October 2014. These costs are included in discontinued operations.

•	2014 organization restructuring. (See previous discussion in this news release.)

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Charge related to regulatory dispute in the Middle East. In the first quarter of 2014, the company recorded a non-deductible charge as a result of an adverse court ruling regarding the treatment of capital contributions in prior years to a majority-owned affiliate in the Middle East. In the fourth quarter of 2014, the company recorded a modest amount of income as a result of an updated assessment of the liability related to the dispute.

•	Western and Central Europe strategic changes and related restructuring charges. (See previous discussion in this news release.)

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Balance sheet remeasurement charge due to devaluation of Venezuelan bolivar. In the first quarter of 2013, the company recorded a charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 143-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the 2014 organization restructuring, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2013 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended December 31
	2014	2013	Change
Net Sales	$4,828	$4,895	-1.4%
Cost of products sold	3,275	3,242	+1.0%
Gross Profit	1,553	1,653	-6.0%
Marketing, research and general expenses	971	915	+6.1%
Other (income) and expense, net	424	(7)	N.M.
Operating Profit	158	745	-78.8%
Interest income	5	4	+25.0%
Interest expense	(69)	(71)	-2.8%
Income From Continuing Operations Before Income Taxes and Equity Interests	94	678	-86.1%
Provision for income taxes	(175)	(221)	-20.8%
Income (Loss) From Continuing Operations Before Equity Interests	(81)	457	N.M.
Share of net income of equity companies	33	48	-31.3%
Income (Loss) From Continuing Operations	(48)	505	N.M.
Income (loss) from discontinued operations, net of income taxes	(15)	53	N.M.
Net Income (Loss)	(63)	558	N.M.
Net income attributable to noncontrolling interests in continuing operations	(20)	(19)	+5.3%
Net Income (Loss) Attributable to Kimberly-Clark Corporation	$(83)	$539	N.M.

Per Share Basis
Net Income (Loss) Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$(0.18)	$1.27	N.M.
Discontinued operations	(0.04)	0.14	N.M.
Net income (loss)	$(0.22)	$1.41	N.M.

Diluted
Continuing operations	$(0.18)	$1.26	N.M.
Discontinued operations	(0.04)	0.14	N.M.
Net income (loss)	$(0.22)	$1.40	N.M.

Cash Dividends Declared	$0.84	$0.81	+3.7%

Common Shares Outstanding	December 31
	2014	2013
Outstanding shares as of	365.3	380.8
Average diluted shares for three months ended	373.0	384.9

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2014	2013	Change
Net Sales	$19,724	$19,561	+0.8%
Cost of products sold	13,041	12,952	+0.7%
Gross Profit	6,683	6,609	+1.1%
Marketing, research and general expenses	3,709	3,699	+0.3%
Other (income) and expense, net	453	7	N.M.
Operating Profit	2,521	2,903	-13.2%
Interest income	18	20	-10.0%
Interest expense	(284)	(282)	+0.7%
Income From Continuing Operations Before Income Taxes and Equity Interests	2,255	2,641	-14.6%
Provision for income taxes	(856)	(828)	+3.4%
Income From Continuing Operations Before Equity Interests	1,399	1,813	-22.8%
Share of net income of equity companies	146	205	-28.8%
Income From Continuing Operations	1,545	2,018	-23.4%
Income from discontinued operations, net of income taxes	50	203	-75.4%
Net Income	1,595	2,221	-28.2%
Net income attributable to noncontrolling interests in continuing operations	(69)	(79)	-12.7%
Net Income Attributable to Kimberly-Clark Corporation	$1,526	$2,142	-28.8%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$3.94	$5.05	-22.0%
Discontinued operations	0.13	0.53	-75.5%
Net income	$4.07	$5.58	-27.1%

Diluted
Continuing operations	$3.91	$5.01	-22.0%
Discontinued operations	0.13	0.52	-75.0%
Net income	$4.04	$5.53	-26.9%

Cash Dividends Declared	$3.36	$3.24	+3.7%

Common Shares Outstanding	December 31
	2014	2013
Average diluted shares for twelve months ended	377.4	387.3

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	Regulatory Dispute in Middle East	Charges for 2014 Organization Restructuring	Charge for Venezuelan Balance Sheet Remeasurement	As Adjusted Non-GAAP
Cost of products sold	$3,275	$2	$—	$—	$40	$41	$3,192
Gross profit	1,553	(2)	—	—	(40)	(41)	1,636
Marketing, research and general expenses	971	18	—	—	93	—	860
Other (income) and expense, net	424	—	—	(4)	—	421	7
Operating profit	158	(20)	—	4	(133)	(462)	769
Income from continuing operations before income taxes and equity interests	94	(20)	—	4	(133)	(462)	705
Provision for income taxes	(175)	2	—	—	38	—	(215)
Effective tax rate	186.2%	—	—	—	—	—	30.5%

Income (loss) from continuing operations	(48)	(18)	—	4	(95)	(462)	523
Net income attributable to noncontrolling interests in continuing operations	(20)	—	—	(2)	—	—	(18)
Income (loss) from continuing operations attributable to Kimberly-Clark Corporation	(68)	(18)	—	2	(95)	(462)	505
Diluted earnings (loss) per share from continuing operations	(0.18)	(0.05)	—	0.01	(0.25)	(1.24)	1.35

Income (loss) from discontinued operations, net of income taxes	(15)	—	(44)	—	—	—	29
Diluted earnings (loss) per share from discontinued operations	(0.04)	—	(0.12)	—	—	—	0.08

Net income (loss) attributable to Kimberly-Clark Corporation	(83)	(18)	(44)	2	(95)	(462)	534
Diluted earnings (loss) per share	(0.22)	(0.05)	(0.12)	0.01	(0.25)	(1.24)	1.43

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2013
	As Reported	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,242	$10	$3,232
Gross profit	1,653	(10)	1,663
Marketing, research and general expenses	915	2	913
Other (income) and expense, net	(7)	2	(9)
Operating profit	745	(14)	759
Income from continuing operations before income taxes and equity interests	678	(14)	692
Provision for income taxes	(221)	—	(221)
Effective tax rate	32.6%	—	31.9%

Income from continuing operations	505	(14)	519
Net income attributable to noncontrolling interests in continuing operations	(19)	—	(19)
Income from continuing operations attributable to Kimberly-Clark Corporation	486	(14)	500
Diluted earnings per share from continuing operations	1.26	(0.04)	1.30

Income from discontinued operations, net of income taxes	53	—	53
Diluted earnings per share from discontinued operations	0.14	—	0.14

Net income attributable to Kimberly-Clark Corporation	539	(14)	553
Diluted earnings per share	1.40	(0.04)	1.44

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	Charge Related to Regulatory Dispute in Middle East	Charges for 2014 Organization Restructuring	Charge for Venezuelan Balance Sheet Remeasurement	As Adjusted Non-GAAP
Cost of products sold	$13,041	$11	$—	$—	$40	$41	$12,949
Gross profit	6,683	(11)	—	—	(40)	(41)	6,775
Marketing, research and general expenses	3,709	22	—	—	93	—	3,594
Other (income) and expense, net	453	—	—	35	—	421	(3)
Operating profit	2,521	(33)	—	(35)	(133)	(462)	3,184
Income from continuing operations before income taxes and equity interests	2,255	(33)	—	(35)	(133)	(462)	2,918
Provision for income taxes	(856)	3	—	—	38	—	(897)
Effective tax rate	38.0%	—	—	—	—	—	30.7%

Income from continuing operations	1,545	(30)	—	(35)	(95)	(462)	2,167
Net income attributable to noncontrolling interests in continuing operations	(69)	—	—	18	—	—	(87)
Income from continuing operations attributable to Kimberly-Clark Corporation	1,476	(30)	—	(17)	(95)	(462)	2,080
Diluted earnings per share from continuing operations	3.91	(0.08)	—	(0.05)	(0.25)	(1.22)	5.51

Income from discontinued operations, net of income taxes	50	—	(138)	—	—	—	188
Diluted earnings per share from discontinued operations	0.13	—	(0.37)	—	—	—	0.50

Net income attributable to Kimberly-Clark Corporation	1,526	(30)	(138)	(17)	(95)	(462)	2,268
Diluted earnings per share	4.04	(0.08)	(0.37)	(0.05)	(0.25)	(1.22)	6.01

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2013
	As Reported	Charges for European Strategic Changes	Charge for Venezuelan Balance Sheet Remeasurement	As Adjusted Non-GAAP
Cost of products sold	$12,952	$54	$—	$12,898
Gross profit	6,609	(54)	—	6,663
Marketing, research and general expenses	3,699	22	—	3,677
Other (income) and expense, net	7	5	36	(34)
Operating profit	2,903	(81)	(36)	3,020
Income from continuing operations before income taxes and equity interests	2,641	(81)	(36)	2,758
Provision for income taxes	(828)	15	10	(853)
Effective tax rate	31.4%	—	—	30.9%

Income from continuing operations	2,018	(66)	(26)	2,110
Net income attributable to noncontrolling interests in continuing operations	(79)	—	—	(79)
Income from continuing operations attributable to Kimberly-Clark Corporation	1,939	(66)	(26)	2,031
Diluted earnings per share from continuing operations(a)	5.01	(0.17)	(0.07)	5.24

Income from discontinued operations, net of income taxes	203	—	—	203
Diluted earnings per share from discontinued operations	0.52	—	—	0.52

Net income attributable to Kimberly-Clark Corporation	2,142	(66)	(26)	2,234
Diluted earnings per share	5.53	(0.17)	(0.07)	5.77

(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	December 31
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$789	$1,054
Accounts receivable, net	2,223	2,545
Inventories	1,892	2,233
Other current assets	655	718
Total Current Assets	5,559	6,550
Property, Plant and Equipment, Net	7,359	7,948
Investments in Equity Companies	257	382
Goodwill	1,628	3,181
Other Intangible Assets, Net	109	243
Other Assets	614	615
TOTAL ASSETS	$15,526	$18,919

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,326	$375
Redeemable preferred securities of subsidiary	—	506
Trade accounts payable	2,616	2,598
Accrued expenses	1,974	2,060
Dividends payable	310	309
Total Current Liabilities	6,226	5,848
Long-Term Debt	5,630	5,386
Noncurrent Employee Benefits	1,693	1,312
Deferred Income Taxes	587	817
Other Liabilities	319	344
Redeemable Preferred and Common Securities of Subsidiaries	72	72
Stockholders' Equity
Kimberly-Clark Corporation	729	4,856
Noncontrolling Interests	270	284
Total Stockholders' Equity	999	5,140
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,526	$18,919

2014 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Operating Activities
Net income (loss)	$(63)	$558	$1,595	$2,221
Depreciation and amortization	207	222	862	863
Asset impairments	—	3	42	45
Stock-based compensation	1	19	52	92
Deferred income taxes	6	23	63	151
Net (gains) losses on asset dispositions	32	11	21	11
Equity companies' earnings (in excess of) less than dividends paid	55	39	28	(36)
(Increase) decrease in operating working capital	(113)	101	(176)	(158)
Postretirement benefits	17	(23)	(102)	(158)
Charge for Venezuelan balance sheet remeasurement	462	—	462	36
Other	(14)	(8)	(2)	(27)
Cash Provided by Operations	590	945	2,845	3,040
Investing Activities
Capital spending	(309)	(256)	(1,039)	(953)
Acquisitions of businesses	—	—	—	(32)
Proceeds from dispositions of property	2	16	38	129
Proceeds from sales of investments	31	10	127	26
Investments in time deposits	(28)	(47)	(151)	(93)
Maturities of time deposits	48	28	239	94
Other	11	(5)	16	(15)
Cash Used for Investing	(245)	(254)	(770)	(844)
Financing Activities
Cash dividends paid	(314)	(310)	(1,256)	(1,223)
Change in short-term borrowings	568	(309)	721	(287)
Debt proceeds	636	1	1,257	890
Debt repayments	(14)	(2)	(123)	(544)
Redemption of redeemable preferred securities of subsidiary	(500)	—	(500)	—
Cash paid on redeemable preferred securities of subsidiaries	(12)	(6)	(34)	(27)
Proceeds from exercise of stock options	29	68	127	232
Acquisitions of common stock for the treasury	(817)	(257)	(1,939)	(1,216)
Cash transferred to Halyard Health, Inc. related to spin-off	(120)	—	(120)	—
Other	(26)	(17)	(26)	(10)
Cash Used for Financing	(570)	(832)	(1,893)	(2,185)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(417)	16	(447)	(63)
Increase (Decrease) in Cash and Cash Equivalents	(642)	(125)	(265)	(52)
Cash and Cash Equivalents - Beginning of Period	1,431	1,179	1,054	1,106
Cash and Cash Equivalents - End of Period	$789	$1,054	$789	$1,054

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2014	2013	Change	2014	2013	Change
NET SALES

Personal Care	$2,336	$2,366	-1.3%	$9,635	$9,536	+1.0%
Consumer Tissue	1,621	1,668	-2.8%	6,645	6,637	+0.1%
K-C Professional	857	846	+1.3%	3,388	3,323	+2.0%
Corporate & Other	14	15	N.M.	56	65	N.M.
TOTAL NET SALES	$4,828	$4,895	-1.4%	$19,724	$19,561	+0.8%

OPERATING PROFIT

Personal Care	$410	$398	+3.0%	$1,803	$1,698	+6.2%
Consumer Tissue	280	275	+1.8%	1,062	988	+7.5%
K-C Professional	151	148	+2.0%	604	605	-0.2%
Corporate & Other(a)	(259)	(83)	N.M.	(495)	(381)	N.M.
Other (income) and expense, net(b)	424	(7)	N.M.	453	7	N.M.
TOTAL OPERATING PROFIT	$158	$745	-78.8%	$2,521	$2,903	-13.2%

(a)
Corporate & Other includes charges related to the European strategic changes of $20 and $12 for the three months ended December 31, 2014 and 2013, respectively, and $33 and $76 for the twelve months ended December 31, 2014 and 2013, respectively. In addition, Corporate & Other includes $133 for charges related to the 2014 organization restructuring and a charge of $41 related to the remeasurement of the Venezuelan balance sheet for the three and twelve months ended December 31, 2014.

(b)
Other (income) and expense, net, includes charges related to the remeasurement of the Venezuelan balance sheet of $421 for the three and twelve months ended December 31, 2014, and $36 for the twelve months ended December 31, 2013.

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2014
	Total	Organic Volume	Restructuring Impact(a)	Net Price	Mix/ Other(b)	Currency

Consolidated	(1.4)	1	—	2	—	(4)
Personal Care	(1.3)	—	—	4	—	(5)
Consumer Tissue	(2.8)	(1)	—	—	1	(3)
K-C Professional	1.3	5	—	—	—	(4)

	Twelve Months Ended December 31, 2014
	Total	Organic Volume	Restructuring Impact(a)	Net Price	Mix/ Other(b)	Currency

Consolidated	0.8	2	(1)	2	—	(2)
Personal Care	1.0	3	(1)	3	—	(4)
Consumer Tissue	0.1	1	(1)	1	—	(1)
K-C Professional	2.0	3	—	1	—	(2)

(a)	Lower sales related to the European strategic changes and the 2011 and 2012 pulp and tissue restructuring actions.

(b)	Mix/Other includes rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2015

ESTIMATED FULL YEAR 2015 DILUTED EARNINGS PER SHARE

	Estimated Range

Adjusted earnings per share	$5.60	-	$5.80
Adjustment for charges related to the 2014 organization restructuring	(0.14)	-	(0.08)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.46	-	$5.72

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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